December 28, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Re: SeraCare Life Sciences, Inc.
File No. 01- 34105

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K captioned “Changes in Registrant’s Certifying Accountant” of SeraCare Life Sciences, Inc. dated December 28, 2010, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.